Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We have issued our report dated March 14, 2005, accompanying the consolidated financial statements and schedules incorporated in the annual Report of Allied Defense Group on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of Allied Defense Group on Forms S-3 (File No. 33-101724, effective February 7, 2003) and S-8 (File No. 2-96771, effective April 22, 1985, File No. 33-25677 effective December 14, 1988, File No. 33-41422 effective June 27, 1992, File No. 33-45303 effective January 24, 1993, File No. 33-57170 effective January 19, 1994, and File No. 33-57172 effective January 19, 1994 and Form S-8 filed March 20, 1998 and June 27, 2001).

/s/ Grant Thornton LLP
Baltimore, Maryland
March 14, 2005

E-3